Exhibit 99.2
HILLENBRAND INDUSTRIES REPORTS FIRST QUARTER REVENUES OF $477.5
MILLION AND EARNINGS FROM CONTINUING OPERATIONS OF $0.79 PER
FULLY DILUTED SHARE
EARNINGS GUIDANCE REVISED TO GIVE EFFECT TO SPARTANBURG
SETTLEMENT AND PROJECTED FINANCING

BATESVILLE, Ind., Feb 7, 2006 — Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its fiscal first quarter ended December 31, 2005 which included revenues of $477.5 million, a $2.7 million or 0.6 percent increase, from $474.8 million in the prior year comparable period. Consolidated net income from continuing operations was $48.6 million, or $0.79 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2005 first quarter of $43.5 million, or $0.69 per fully diluted share. On an as adjusted basis, diluted earnings per share for the first quarter of fiscal 2006 were $0.79 compared to $0.71 per fully diluted share in 2005, an increase of 11.3 percent.
Highlights
•	Restructuring is being executed as planned, with structural changes completed in US and continuing in Europe. First quarter impacts include:
°	Special charges of $2.4 million in the quarter ($0.04 per fully diluted share), primarily severance and benefits in Europe and

°	Overall reduction in other operating expenses of $8.2 million, or 5.3 percent, heavily influenced by lower compensation and benefit costs associated with our continued restructuring.
•	Batesville Casket revenues increased 4.1% (3.8% on a constant currency basis) in a soft death market on the strength of continued favorable pricing.

•	Realized capital gains of $9.1 million ($0.09 per fully diluted share) were realized during the quarter with respect to our limited partnership investments, compared to $0.6 million in the comparable 2005 quarter ($0.01 per fully diluted share).

•	Strong cash flow from operations of $54.3 million generated in the quarter.

•	Despite the Spartanburg settlement, antitrust litigation costs were up in the quarter by $1.7 million, but will be down substantially for the balance of the year.

•	Higher effective tax rate is directly attributable to impact of the Spartanburg settlement and continued restructuring activities in France.
“I am pleased that actions we began to take eight months ago to streamline the business to reduce cost and complexity and make Hillenbrand a stronger company are paying off, as evidenced by our improved profitability for the quarter,” said Rolf Classon, Hillenbrand’s interim Chief Executive Officer. “We are also making good progress against the other primary components of our strategic plan, including implementing of a customer centric sales and service model, strengthening our core businesses, and improving product planning, product development and sourcing processes. Our progress in these areas is positioning us well for sustained improvements throughout the rest of fiscal 2006 and beyond.”

Consolidated Results — Highlights
Revenues

	Q1 2006	Y/Y Change From	Q1 2006		Adj./Actual
($ In millions)	Actual	Foreign Exchange	Adjusted	Q1 2005 Actual	% Change
Health Care sales	$195.3	$(3.3)	$198.6	$195.9	1.4%
Health Care rentals	116.5	(0.8)	117.3	119.7	-2.0%
Batesville Casket	165.7	0.4	165.3	159.2	3.8%

Total	$477.5	$(3.7)	$481.2	$474.8	1.3%

Gross Profit decreased $4.0 million in the quarter to $216.3 million from the prior year’s first quarter of $220.3 million. As a percentage of sales, consolidated gross profit margins of 45.3 percent decreased 110 basis points from 46.4 percent in the prior year period. This decrease is attributable to lower volumes and pricing in Hill-Rom’s North American capital and rental businesses, and lower volumes at Batesville Casket. Unfavorable mix at both Hill-Rom and Batesville Casket were also contributors to the decrease.
Other Operating Expenses for the quarter totaled $145.7 million, a decrease of $8.2 million from $153.9 million in the fiscal 2005 first quarter. As a percentage of revenues, operating expenses decreased to 30.5 percent in the 2006 period from 32.4 percent in the prior year. The lower operating expenses are primarily due to lower compensation and benefit costs related to our recent restructuring activities, along with lower pension costs resulting from the prior year funding of a defined benefit pension plan. These savings were partially offset by general salary and benefit inflation.
Cash, Cash Equivalents and Short Term Investments increased $28.3 million to $196.1 million from $167.8 million at September 30, 2005.
Primary Working Capital (accounts receivable, plus inventory, less accounts payable) increased $32.3 million versus the prior fiscal quarter end, with a $9.0 million increase in accounts receivable, a $3.9 million increase in inventory and a $19.4 million decrease in accounts payable. The higher reported accounts receivable is essentially all at Batesville Casket and relates primarily to higher reported revenues in the first quarter of 2006 compared to the fourth quarter of 2005. The decline in accounts payable relates to normal seasonal trends with the increased level of activity in our fourth quarter, primarily at Hill-Rom, and the subsequent payment of amounts incurred in this period.
Capital Expenditures in the quarter were $17.2 million, driven primarily by costs related to the replacement of therapy units in the rental fleet, the wood plant consolidation and jobber strategy at Batesville Casket, and other miscellaneous plant and equipment expenditures related to the introduction of new products.
Health Care — Highlights
Capital Sales revenue decreased $0.6 million, or 0.3 percent, to $195.3 million in the fiscal first quarter of 2006 compared to $195.9 million in the first quarter of 2005. Excluding the unfavorable impact from foreign exchange rates, capital sales revenues increased 1.4 percent. Gross profit decreased $4.9 million to $83.5 million from $88.4 million in the fiscal first quarter of 2005. As a percentage of sales, gross profit was 42.8 percent in the 2006 fiscal first quarter compared to 45.1 percent in the same period of 2005 due to lower price, lower North American volumes, and unfavorable product mix and costs.

Rental revenue decreased $3.2 million to $116.5 million in the first fiscal quarter of 2006 from $119.7 million in the prior year as a result of lower volumes, continued weak pricing and unfavorable foreign exchange. The lower volumes have been most noticeable in our lower-end and Bariatric product lines. Gross profit decreased $1.8 million to $45.6 million in the first quarter of 2006, compared to $47.4 million in the prior year period. As a percentage of sales, gross profit was 39.1 percent in the quarter, down from 39.6 percent in the first quarter of 2005 due to lower volumes, continued weak pricing and the fixed nature of field service and sales costs.
Funeral Services — Highlights
Funeral Services revenue of $165.7 million increased $6.5 million in the quarter from the $159.2 million reported in the prior year comparable period. Gross profit increased $2.7 million to $87.2 million in the quarter from $84.5 million in the comparable prior year period. Revenues and margins increased, despite overall lower volumes, on the strength of continued favorable pricing and foreign exchange.
Non-GAAP Financial Disclosures
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

	Income from Continuing Operations - 2006			Income from Continuing Operations - 2005
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations - GAAP	$78.0	$29.4	$0.79	$69.1	$25.6	$0.69
Adjustments:
Antitrust litigation	5.2	1.9	0.05	3.5	1.3	0.04
Hill-Rom and Corporate realignment charges	2.4	0.1	0.04	—	—	—
Realized capital gains on investments	(9.1)	(3.4)	(0.09)	(0.6)	(0.2)	(0.01)
Stock option expense (1)	—	—	—	(1.6)	(0.6)	(0.02)

Income from continuing operations - Adjusted	$76.5	$28.0	$0.79	$70.4	$26.1	$0.71

(1)  - Stock option expense is included in current year earnings with the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective October 1, 2005. The current year pre-tax effect on earnings of $0.3 million is less than that of the prior year as a result of the accelerated vesting of underwater stock options in the fourth quarter of fiscal 2005 and the method of adoption chosen (modified prospective) for this new accounting pronouncement.
For a more complete review of Hillenbrand’s first quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended December 31, 2005. We expect to file our Quarterly Report on or about February 9, 2006.
Guidance Summary For 2006
Hillenbrand Industries has provided the following revised full year 2006 guidance, giving effect to the expected impacts of the Spartanburg litigation settlement and projected financing costs. Actual antitrust litigation amounts incurred at each operating company in the first quarter of fiscal 2006, along with estimates for the balance of the year, are included in the revised guidance amounts presented below. It should be noted that all such amounts are estimates, subject to revision based upon the uncertainty of litigation. Also presented below is a reconciliation of our prior guidance to the revised guidance immediately following. All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and are presented before consideration of any future special items or realized capital gains (losses).

	Hill-Rom/		Batesville		Consolidated
Revised Outlook for 2006	HI Corporate		Casket		Hillenbrand
($ in millions, except EPS)	Low	High	Low	High	Low	High
Net Revenues
North America	$946	$956	$—	$—	$946	$956
International	209	219	—	—	209	219
Home Care & Surgical	120	130	—	—	120	130
Funeral Services sales	—	—	665	675	665	675

Total revenues	1,275	1,305	665	675	1,940	1,980
Gross Margin	42.5%	42.9%	53.4%	53.5%	46.2%	46.5%

Other Operating Expenses	(380)	(389)	(168)	(173)	(548)	(562)
Special Charges	(2)	(2)	—	—	(2)	(2)
Corporate Operating Expenses	(25)	(25)	—	—	(25)	(25)
Antitrust Litigation	(8)	(8)	(6)	(6)	(14)	(14)

Operating Income	127	136	181	182	308	318

Other Income/(Expense)	4	4	—	—	4	4

Income from Continuing Operations Before Income Taxes	$131	$140	$181	$182	$312	$322

Tax Rate						39%

Earnings per share from Continuing Operations — GAAP					$3.07	$3.17

Special Charges					0.04	0.04
Antitrust Litigation					0.14	0.14
Realized Capital Gains on Investments					(0.09)	(0.09)

Earnings per share from Continuing Operations — Adjusted					$3.15	$3.25

Average shares outstanding — diluted						61.8

Capital expenditures and intangibles		$105		$22		$127
Depreciation and amortization		$94		$18		$112

Reconciliation From Prior Guidance

Original FY 2006 Adjusted Guidance — Median						$3.35
Adjustments:
Increase In Tax Rate						(0.10)
Impact on Interest Expense/ Investment Income						(0.05)

Revised FY 2006 Adjusted Guidance — Median						$3.20

Note — certain amounts may not accurately add due to rounding

Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EST on Tuesday, February 7, 2006. In the call, management will discuss the results for the fiscal first quarter ended December 31, 2005, along with expectations for the remainder of fiscal 2006. The call is available at http://www.shareholder.com/hb/medialist.cfm or www.hillenbrand.com during the call and will be archived on the company’s Web site through February 6, 2007 for those who are unable to listen to the live Web cast. Interested parties may access audio of the conference call live by dialing 800-289-0496 (International callers 913-981-5519) both are to use confirmation code 1350684 at the above time. A replay of the call is also available through February 10, 2006 at 888-203-1112 (719-457-0820 International). Code 1350684 is needed to access the replay.
About Hillenbrand Industries Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.
Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

	1Q06	4Q05	3Q05	2Q05	1Q05
Condensed Statement of Earnings
Net revenues
Health Care sales	$195.3	$227.7	$190.3	$197.0	$195.9
Health Care rentals	116.5	110.9	115.4	121.8	119.7
Funeral Services sales	165.7	158.0	160.3	181.9	159.2

Total revenues	477.5	496.6	466.0	500.7	474.8
Cost of revenue
Health Care cost of sales	111.8	126.2	106.9	107.5	107.5
Health Care rental expenses	70.9	75.4	71.9	73.6	72.3
Funeral Services cost of sales	78.5	74.0	76.3	83.5	74.7

Total cost of revenue	261.2	275.6	255.1	264.6	254.5
Gross profit
Health Care sales	83.5	101.5	83.4	89.5	88.4
Health Care rentals	45.6	35.5	43.5	48.2	47.4
Funeral Services	87.2	84.0	84.0	98.4	84.5

Total gross profit	216.3	221.0	210.9	236.1	220.3
As a percentage of sales	45.3%	44.5%	45.3%	47.2%	46.4%

Operating expense	145.7	153.0	145.8	150.8	153.9
As a percentage of sales	30.5%	30.8%	31.3%	30.1%	32.4%

Litigation charge	—	(358.6)	—	—	—

Special charges, net	(2.4)	(30.8)	(5.6)	0.1	—

Other income/(expense)	9.8	(8.5)	0.3	(0.3)	2.7

Income tax expense/(benefit)	29.4	(98.8)	22.1	31.5	25.6

Income (loss) from continuing operations	48.6	(231.1)	37.7	53.6	43.5

(Loss) income from discontinued operations	(0.3)	1.4	0.3	0.4	0.1

Net income (loss)	$48.3	$(229.7)	$38.0	$54.0	$43.6

Diluted earnings per share:
Earnings per share from continuing operations	$0.79	$(3.77)	$0.61	$0.86	$0.69
Earnings per share	$0.79	$(3.75)	$0.61	$0.87	$0.70

Average common shares outstanding — diluted (thousands)	61,458	61,269	61,896	62,389	62,689

Dividends per common share	$0.2825	$0.28	$0.28	$0.28	$0.28

Cash Flows from Operations
Cash flow from operations	$54.3	$64.1	$22.0	$75.3	$78.3
Capital expenditures	(17.2)	(39.2)	(27.9)	(24.2)	(29.9)

Cash flow from operations less capital expenditures	$37.1	$24.9	$(5.9)	$51.1	$48.4

Trailing twelve month cash flow from ops. less capex.	$107.2	$118.5	$136.1	$242.8	$272.5

Cash, cash equivalents and short term investments	$196.1	$167.8	$152.0	$214.3	$208.4

Shares repurchased	—	—	722.4	539.2	—

Capital Expenditures
Hill-Rom	$14.1	$31.4	$22.6	$21.9	$28.4
Batesville Casket	$3.1	$7.8	$5.3	$2.3	$1.5

Depreciation & Amortization
Hill-Rom	$23.2	$22.2	$24.5	$23.8	$25.2
Batesville Casket	$4.3	$5.0	$4.5	$4.4	$4.4